KOHL'S CORPORATION REPORTS JULY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - August 2, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended July 28, 2012 total sales increased 3.4 percent and comparable store sales increased 1.7 percent over the four-week month ended July 30, 2011. For the quarter, total sales decreased 1.0 percent and comparable store sales decreased 2.7 percent from the second quarter of 2011.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "We are pleased with the improvement in July's comparable store sales. We have made significant progress in improving inventory levels as we enter the Back-to-School season and believe we have the appropriate mix of both basics and fashion. From a line of business perspective, Footwear, Home and Men's all reported mid-single-digit comp increases. The Midwest, Mid-Atlantic and Northeast were the strongest regions in July."
			% Change .
	Total Sales .		Total Sales .		Comparable Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
July	$ 1,161	$ 1,122	3.4%	(2.9%)	1.7%	(4.6%)
Quarter	$ 4,205	$ 4,248	(1.0%)	3.6%	(2.7%)	1.9%
Year to Date	$ 8,447	$ 8,410	0.4%	3.4%	(1.3%)	1.6%

The Company operates 1,134 stores in 49 states, compared to 1,097 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 am ET on Thursday, August 2, 2012 until 8:30 pm ET on Friday, August 3, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Second Quarter 2012 Earnings

The Company will report second quarter 2012 earnings at 7:00 a.m. ET on Thursday, August 9, 2012. The Company will host a conference call at 8:30 am ET on August 9, which can be accessed by dialing (706) 902-0486 and referencing Conference ID 14680638, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,134 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464